                                                                   EXHIBIT 3.1.5

                                 AMENDMENT NO. 5
                                       TO
              AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         HERITAGE PROPANE PARTNERS, L.P.

         This Amendment (this "Amendment") to the Amended and Restated Agreement of Limited Partnership of Heritage Propane Partners, L.P., a Delaware limited partnership (the "Partnership"), dated as of June 27, 1996, as amended as of August 9, 2000, January 5, 2001, October 5, 2001 and February 4, 2002 (as so amended, the "Partnership Agreement"), is entered into effective as of January 15, 2004, by U.S. Propane, L.P., a Delaware limited partnership ("U.S. Propane"), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

                                    RECITALS

         WHEREAS, Section 5.6 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner except as otherwise provided in the Partnership Agreement, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Securities for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion; and

         WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement (to reflect a change that, in the discretion of the General Partner, does not adversely affect the Unitholders in any material respect); and

         WHEREAS, the General Partner has in the exercise of its discretion determined that the changes to the Partnership Agreement set forth in Sections 1, 12 and 13 of the Amendment will not adversely affect the Unitholders in any material respect; and

         WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner (subject to Section 5.7 of the Partnership Agreement), may amend any provision of the Partnership Agreement to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement; and

         WHEREAS, the Partnership has entered into a Contribution Agreement, dated as of November 6, 2003, among the Partnership, U.S. Propane and La Grange Energy, L.P., a Texas limited partnership ("La Grange"), as the Contributor (the "Contribution Agreement"); and

Amendment No. 5--Execution Copy

         WHEREAS, the Contribution Agreement obligates the Partnership to issue limited partner interests to be designated as Class D Units and Special Units having the terms set forth in this Amendment; and

         WHEREAS, the General Partner has determined that the creation of the new classes of Partnership Securities provided for in this Amendment (the "Class D Units" and the "Special Units") will be in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units; and

         WHEREAS, the Partnership has entered into a Stock Purchase Agreement, dated as of November 6, 2003 (the "HHI Stock Purchase Agreement"), among the Partnership and the Sellers named therein to acquire all of the capital stock of Heritage Holdings, Inc. ("HHI"), which will, following the consummation of the transactions contemplated therein, become, directly or indirectly, a wholly owned subsidiary of the Partnership; and

         WHEREAS, HHI owns as of the date hereof, 4,426,916 Common Units, representing limited partner interests in the Partnership (the "HHI Units"); and

         WHEREAS, the Partnership desires to convert the HHI Units to a new class of Partnership Securities, such conversion to be effective immediately after, and without any further action, the closing of the transactions under the HHI Stock Purchase Agreement, which new class of Partnership Securities shall be designated as Class E Units having the terms set forth in this Amendment (the "Class E Units"), which Class E Units will, upon the occurrence of specified events, convert automatically, without further action required by the Partnership, U.S. Propane or any other Person, back into Common Units; and

         WHEREAS, the General Partner has determined that the creation of the Class E Units provided for in this Amendment (the "Class E Units") will be in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units; and

         WHEREAS, the Class D Units, the Special Units, and the Class E Units, upon issuance, will have rights to distributions or in liquidation as set forth herein; and

         WHEREAS, the issuance of the Class D Units, the Special Units, and the Class E Units complies with the requirements of the Partnership Agreement; and

         WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, the General Partner proposes to (i) convert its 1.0101% general partner interest in Heritage Operating, L.P., a Delaware limited partnership (the "Operating Partnership"), into a 0.0% general partner interest and a 1.0101% limited partner interest in the Operating Partnership and (ii) transfer its 1.0101% limited partner interest in the Operating Partnership to the Partnership in exchange for an additional 1% general partner interest in the Partnership (the "Additional General Partner Interest"); and

Amendment No. 5--Execution Copy     2

         WHEREAS, the General Partner has determined that the creation and issuance of the Additional General Partner Interest will be in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units; and

         WHEREAS, the General Partner has determined, pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or advisable in connection with the authorization of the issuances of the Common Units, Class D Units, Special Units and Additional General Partner Interest; and

         NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

                                    AMENDMENT

         Section 1. Units Held by Subsidiary of a Group Member. The second sentence of Section 7.12 of the Partnership Agreement shall not be applicable to Common Units, Subordinated Units, or Class E Units held directly by a Subsidiary of any Group Member (i) if such Common Units, Subordinated Units, or Class E Units were held by the entity at the time such entity became a Subsidiary of the Group Member, or (ii) if such Common Units, Subordinated Units, or Class E Units were converted into or from Common Units, Subordinated Units or Class E Units held by the entity at the time such entity became a Subsidiary of the Group Member.

         Section 2. Establishment of Terms of Class D Units. There is hereby created a series of Units to be designated as "Class D Units," consisting of a total of 7,721,542 Class D Units and having the following terms and conditions:

         A.       Prior to the conversion of the Class D Units as provided in
Section 3 or Section 5 hereof, unless amended pursuant to Section 4 hereof:

                  (i) all items of Partnership income, gain, loss, deduction and credit shall be made to the Class D Units to the same extent as such items would be so allocated if such Class D Units were Subordinated Units that were then Outstanding and the Subordination Period had not ended; and

                  (ii) the Class D Units shall have the right to share in Partnership distributions and shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions, in each case to the same extent as if such Class D Units were Subordinated Units that were then Outstanding and the Subordination Period had not ended.

         B. The Class D Units will not have the privilege of conversion as set forth in either Section 5.8 or Section 11.4 of the Partnership Agreement (and neither Section 5.8 nor Section 11.4 shall apply to the Class D Units); rather, the Class D Units will be converted only pursuant to the provisions of
Section 3 or Section 5 hereof. A Class D

Amendment No. 5--Execution Copy     3

Unit that has converted into a Common Unit shall be subject to the provisions of
Section 6.7(b) of the Partnership Agreement as if the Class D Unit was a Subordinated Unit.

         C. The Class D Units will have such voting rights pursuant to the Partnership Agreement as such Class D Units would have if they were Common Units that were then Outstanding except that, with respect to any proposal submitted to the Partnership's Unitholders pursuant to Section 3 or Section 7 hereof for a vote or consent, all of the Class D Units Outstanding as of the record date for such vote or consent shall be deemed to have voted or given consent, without any action necessary on the part of any holder of Class D Units, (i) in favor of such proposal in the same proportion as all Common Units entitled to vote and Outstanding as of the record date for such vote or consent are voted, or for which consent is given, in favor of such proposal, and (ii) against such proposal in the same proportion as all Common Units entitled to vote and Outstanding as of the record date for such vote or consent are voted against such proposal, or for which consent to such proposal is affirmatively denied. Each Class D Unit will be entitled to one vote on each matter with respect to which such Class D Unit is entitled to be voted.

         D. The Class D Units will be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.

         E. The General Partner will act as registrar and transfer agent for the Class D Units.

         Section 3. Vote of Holders of Partnership Securities After Issuance of Class D Units. The Partnership shall, as promptly as practicable following the issuance of any Class D Units, take such actions as may be necessary or appropriate to submit to a vote or consent of its securityholders the approval of a change in the terms of the Class D Units to provide that each Class D Unit is convertible into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units), effective upon approval of the issuance of additional Common Units in accordance with the following sentence, and in the event that such approval is not obtained upon the solicitation of such vote or consent, the Partnership shall take such action as may be necessary or appropriate to resubmit to a vote or consent of its securityholders the approval of such change in the terms of the Class D Units until such approval is obtained, provided that the Partnership shall not be obligated to resubmit such matter for approval more than once in any 6-month period. The vote or consent required for such approval will be the requisite vote required under the Partnership Agreement and under New York Stock Exchange rules or staff interpretations for listing of the Common Units that would be issued upon any such conversion. Upon receipt of the required vote or consent, each Class D Unit shall be entitled to be converted by the holder thereof into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units).

Amendment No. 5--Execution Copy     4

         Section 4. Amendment of Terms of Class D Units in Certain Events. If the Partnership's securityholders do not approve a change in the terms of the Class D Units to provide that they are convertible as provided in Section 3 hereof by the requisite vote of the Partnership's securityholders occurring on or before, or occurring after provided that the matter has been submitted for approval of the securityholders in documents filed with the Securities and Exchange Commission prior to, the date that is 6 months following the date of the closing of the transactions contemplated by the Contribution Agreement, then, effective as of the next succeeding day (the "Class D Distribution Increase Day"), Section 2(A) hereof will be deleted and replaced in its entirety, automatically and without further action, with the following:

         A. "Prior to the date upon which the Class D Units are entitled to be converted as provided in Section 3 hereof:

                  (i) all allocations of items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class D Units based on 115% of that which would be allocated to the Common Units so that the amount thereof allocated to each Class D Unit will be 115% of the amount thereof allocated to each Common Unit, and the allocations to Class D Units shall have the same order of priority relative to allocations on the Common Units; and

                  (ii) the Class D Units shall have the right to share in Partnership distributions based on 115% of the amount of any Partnership distribution that would be made to each Common Unit so that the amount of any Partnership distribution to each Class D Unit will equal 115% of the amount of such distribution to each Common Unit, and the right of holders of Class D Units to receive distributions shall have the same order of priority relative to distributions on the Common Units; and

                  (iii) the Class D Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions, that are based on 115% of the liquidating distributions that would be made to the Common Units so that the amount of any liquidating distribution to each Class D Unit will equal 115% of the amount of such distribution to each Common Unit, and the rights of the Class D Units upon dissolution and liquidation of the Partnership shall have the same order of priority relative to the rights of the Common Units."

         B.       Concurrently with the distribution made in accordance with
Section 6.3(a) of the Partnership Agreement of Available Cash first occurring after the Class D Distribution Increase Day (as defined above), with respect to the Quarter in which the conversion of the Class D Units is effected in accordance with the preceding sentence, a distribution shall be paid to each holder of record of the Class D Units as of the effective

Amendment No. 5--Execution Copy     5
date of such conversion, with the amount of such distribution for each Outstanding Class D Unit to be equal to the product of (a) 115% of the amount to be distributed in respect of such Quarter to each Common Unit times (b) a fraction, of which (i) the numerator is the number of days in such Quarter up to but excluding the date of such conversion, and (ii) the denominator is the total number of days in such Quarter (the foregoing amount being referred to as an "Excess Payment"). For the taxable year in which an Excess Payment is made, each holder of a Class D Unit shall be allocated items of gross income with respect to such taxable year in an amount equal to the Excess Payment distributed to it.

         Section 5. Change of New York Stock Exchange Rules or Interpretations. If at any time (i) the rules of the New York Stock Exchange or the New York Stock Exchange staff interpretations of such rules are changed, or (ii) facts and circumstances arise so that no vote or consent of securityholders of the Partnership is required as a condition to the listing of the Common Units that would be issued upon any conversion of any Class D Units into Common Units as provided in Section 3 hereof, the terms of such Class D Units will be changed so that each such Class D Unit is converted (without further action or any vote of any securityholders of the Partnership) into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units).

         Section 6. Establishment of Terms of Special Units. There is hereby created a series of Units to be designated as "Special Units," consisting of a total of 3,742,515 Special Units and having the following terms and conditions:

         A. Prior to the date upon which the Special Units are entitled to be converted as provided in Section 8 or Section 10 hereof, unless amended pursuant to Section 9 hereof:

                  (i) no items of Partnership income, gain, loss, deduction and credit shall be made to the Special Units until such time as the conversion of the Special Units to Common Units provided for in Section 8 hereof occurs.

                  (ii) the Special Units shall not have the right to share in Partnership distributions and shall have no rights upon dissolution and liquidation of the Partnership, and will not be entitled to share in any liquidating distributions until such time as the conversion of the Special Units to Common Units provided for in
                           Section 8 hereof occurs, provided, however, that in the event of a dissolution and liquidation of the Partnership prior to the time such Special Units are converted, the holders of Special Units shall receive an assignment of the Bossier Contracts and all rights, obligations, and benefits thereto.

         B. The Special Units will have no other privilege of conversion under any of the provisions of the Partnership Agreement other than as set forth in Section 8 or Section

Amendment No. 5--Execution Copy     6

10 hereof. A Special Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b) of the Partnership Agreement as if the Special Unit was a Subordinated Unit.

         C. The Special Units will have no voting rights pursuant to the Partnership Agreement except with respect to the vote required by Section 7 hereof, and except to the extent that the Delaware Act gives the Special Units a vote as a class on any matter; and each Special Unit will be entitled to one vote on each matter with respect to which such Special Unit is entitled to be voted. With respect to any proposal submitted to the Partnership's Unitholders pursuant to Section 7 hereof for a vote or consent, all of the Special Units Outstanding as of the record date for such vote or consent shall be deemed to have voted or given consent, without any action necessary on the part of any holder of Special Units, (i) in favor of such proposal in the same proportion as all Common Units entitled to vote and Outstanding as of the record date for such vote or consent are voted, or for which consent is given, in favor of such proposal, and (ii) against such proposal in the same proportion as all Common Units entitled to vote and Outstanding as of the record date for such vote or consent are voted against such proposal, or for which consent to such proposal is affirmatively denied.

         D. The Special Units will be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.

         E. The General Partner will act as registrar and transfer agent for the Special Units.

         Section 7. Vote of Holders of Partnership Securities After Issuance of Special Units. The Partnership shall, as promptly as practicable following the issuance of any Special Units, and at such times as the Partnership shall submit for approval the conversion of the Class D Units as provided in Section 3 hereof, take such actions as may be necessary or appropriate to submit to a vote or consent of its securityholders the approval of the conversion of the Special Units into Common Units as provided in Section 8 hereof. The vote or consent required for such approval will be the requisite vote required under the Partnership Agreement and under New York Stock Exchange rules or staff interpretations for listing of the Common Units that would be issued upon any such conversion. Upon receipt of the required vote or consent, each Special Unit shall be entitled to be converted by the holder thereof into one Common Unit (subject to appropriate adjustment in the event of any split up, combination or similar event affecting the Common Units), without further action, upon complying with the provisions of Section 8 hereof.

         Section 8. Conversion of the Special Units to Common Units. The Special Units have been issued in connection with the acquisition of assets by the Partnership designated as the Bossier Pipeline. In conjunction with the Partnership's acquisition of the Bossier Pipeline, the Partnership has acquired, directly or through its subsidiaries, all

Amendment No. 5--Execution Copy     7
rights under the Joint Marketing Agreement dated July 11, 2003 between a subsidiary of La Grange and TXU Fuel Company (the "TXU Contract"), the Firm Intrastate Gas Transportation Agreement dated June 4, 2003 between a subsidiary of La Grange and XTO Energy, Inc. (the "XTO Contract") and the Firm Intrastate Gas Transportation Agreement dated October 1, 2003 between a subsidiary of La Grange and Anadarko Energy Services Company (the "Anadarko Contract") (collectively the TXU Contract, the XTO Contract and the Anadarko Contract are the "Bossier Contracts") which provide for the owner and operator of the Bossier Pipeline to receive certain payments for the transportation of natural gas and natural gas liquids upon completion of the Bossier Pipeline and it reaching commercially operational status, or such similar term or provision, that qualifies the La Grange subsidiary that is a party thereto to receive the payments set forth in each of the Bossier Contracts.

         A. On the date following the day the Partnership or any of its subsidiaries qualifies to receive the payments under each and every one of the Bossier Contracts defined herein, each Special Unit shall be entitled to be converted by the holder thereof into one Common Unit, and upon such conversion shall be entitled to all benefits and rights afforded to a Common Unit, including the rights to distributions.

         B. In the event the Bossier Pipeline fails to become commercially operational by December 1, 2004, triggering the provisions of Section 3(B) of the XTO Contract, and XTO Energy, Inc. acquires the Bossier Pipeline pursuant thereto, the Special Units shall no longer be considered to be Outstanding and shall not be entitled to any rights afforded any other of the Partnership's Units, except that any funds received by the Partnership under such provision that exceed the capital expenditures incurred and paid by the Partnership or any of its subsidiaries shall be allocated and paid to the holders of Special Units Pro Rata.

         Section 9. Amendment of Terms of the Special Units in Certain Events. In the event that the Partnership's securityholders do not approve a change in the terms of the Special Units to provide that they are convertible as provided in Section 7 hereof by the requisite vote of the Partnership's securityholders prior to the time that such Special Units shall qualify for the conversion pursuant to Section 8 hereof, then, effective as of the next succeeding day (the "Special Unit Distribution Increase Day"), Section 6(A) hereof will be deleted and replaced in its entirety, automatically and without further action, with the following:

         A. "Prior to the approval of the conversion of the Special Units as provided in Section 7 hereof, and upon qualifying for the automatic conversion set forth in Section 8 hereof:

                  (i) all allocations of items of Partnership income, gain, loss, deduction and credit shall be allocated to the Special Units based on 115% of that which would be allocated to the Common Units so that the amount thereof allocated to each Special Unit will be 115% of the amount thereof allocated to each Common Unit, and the

Amendment No. 5--Execution Copy     8
                           allocations to Special Units shall have the same order of priority relative to allocations on the Common Units; and

                  (ii) the Special Units shall have the right to share in Partnership distributions based on 115% of the amount of any Partnership distribution that would be made to each Common Unit so that the amount of any Partnership distribution to each Special Unit will equal 115% of the amount of such distribution to each Common Unit, and the right of holders of Special Units to receive distributions shall have the same order of priority relative to distributions on the Common Units; and

                  (iii) the Special Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions, in each case to the same extent as if such Special Units were Common Units."

         Section 10. Change of New York Stock Exchange Rules or Interpretations. If at any time (i) the rules of the New York Stock Exchange or the New York Stock Exchange staff interpretations of such rules are changed, or (ii) facts and circumstances arise so that no vote or consent of securityholders of the Partnership is required as a condition to the listing of the Common Units that would be issued upon any conversion of any Special Units into Common Units as provided in Section 8 hereof, the terms of such Special Units will be changed so that each such Special Unit is converted (without further action or any vote of any securityholders of the Partnership) into one Common Unit (subject to appropriate adjustment in the event of any split up, combination or similar event affecting the Common Units) subject to the provisions of Section 8 hereof.

         Section 11. Establishment of Terms of Class E Units. After the closing of the transactions contemplated by the HHI Stock Purchase Agreement, each HHI Unit shall be converted into one whole Unit of a newly created series of Units hereby designated as "Class E Units," consisting of a total of 4,426,916 Class E Units and having the following terms and conditions:

         A. The definition of the term "Unitholders" and "Units" in the Partnership Agreement are hereby deleted and replaced in their entirety with the following:

                  "`Unitholders' means the holders of Common Units, Subordinated Units, Class D Units and Class E Units."

                  "`Unit' means a Partnership Interest of a Limited Partner or Assignee in the Partnership and shall include Common Units, Subordinated Units, Class D Units, Special Units and Class E Units, but shall not include (x) the general partner interest in the Partnership or (y) Incentive Distribution Rights."

Amendment No. 5--Execution Copy     9

         B. The "Class E Percentage" with respect to the Class E Units for any date shall be equal to 11.1% multiplied by the quotient obtained by dividing
(A) the number of Class E Units Outstanding on such date, by (B) 4,426,916.

         C. The Class E Units shall not be entitled to receive any allocation of any item of Partnership income, gain, loss, deduction or credit attributable to the Partnership's ownership of HHI (the "HHI Items"), and such HHI Items (which shall not be included in the computation of Net Income, Net Loss, Net Termination Gain or Net Termination Loss for any taxable year while any Class E Units remain Outstanding) shall instead be specially allocated to the General Partner in an amount equal to the General Partner's Percentage Interest of such HHI Items and the remainder to the Unitholders (other than the holders of Class E Units) Pro Rata.

         D. The Class E Percentage of any Net Income to be allocated to the Unitholders pursuant to Section 6.1(a)(iii) of the Partnership Agreement shall be allocated to the Class E Units and the remaining portion of such Net Income shall be allocated to the Unitholders (other than the holders of Class E Units) in proportion to their relative Percentage Interests; provided, that the amount of Net Income allocated to each Class E Unit for each taxable year shall not exceed the product of (A) the aggregate cash amount distributed to such Class E Unit pursuant to Article VI of the Partnership Agreement for such taxable year, multiplied by (B) the quotient obtained by dividing (I) the Partnership's Net Income allocated to the Unitholders (including the holders of the Class E Units) for such taxable year by (II) the aggregate cash amount distributed (excluding HHI Distributions) to the Unitholders (including the holders of the Class E Units) pursuant to Article VI for such taxable year.

         E. The Class E Percentage of any Net Losses to be allocated to the Unitholders pursuant to Section 6.1(b)(ii) of the Partnership Agreement shall be allocated to the Class E Units and the remaining portion of such Net Losses shall be allocated to the Unitholders (other than the holders of Class E Units) in proportion to their relative Percentage Interests; provided, that Net Losses shall not be allocated pursuant to Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

         F. The Class E Units shall be allocated 1% of any Net Termination Gain, and shall be allocated Net Termination Loss to the same extent as the Common Units;

         G. For each taxable year, no portion of any Partnership cash distribution attributable to any distribution or dividend received by the Partnership from HHI or the proceeds of any sale of the capital stock of HHI (such Partnership distributions, the "HHI Distributions") shall be distributed to the Class E Units;

         H. The Class E Units shall be entitled to receive the Class E Percentage of the portion of any Partnership distributions (other than HHI Distributions) to be made to the Unitholders pursuant to Article VI of the Partnership Agreement and the remaining

Amendment No. 5--Execution Copy     10
portion of the Available Cash to be distributed shall be made to the Unitholders (other than the holders of Class E Units) in proportion to their relative Percentage Interests; provided, that the aggregate Partnership distributions made to each Class E Unit for each taxable year shall not exceed $2.82;

         I. The Class E Units shall not have any voting rights except with respect to (i) the vote required by Section 3 and Section 7 hereof, and in each such instance only to the extent allowed by the New York Stock Exchange, and
(ii) except to the extent that the Delaware Act gives the Class E Units a vote as a class on any matter. With respect to any matter on which the Class E Units are entitled to vote, each Class E Unit will be entitled to one vote on such matter.

         J. Effective concurrently with the closing of the transactions contemplated by the HHI Stock Purchase Agreement, the HHI Units will constitute the "Collateral" under the terms of the Pledge Agreement dated January 20, 2004 (the "Pledge Agreement"), between the Partnership and TAAP LP ("NewLP"). After such closing and after giving effect to the conversion of the HHI Units into Class E Units pursuant to Section 11 hereof, all Class E Units will constitute the "Collateral" under the Pledge Agreement. Upon receipt by the Partnership of NewLP's notice given in accordance with Section 4.04(c) of the Pledge Agreement, each Class E Unit then held as "Collateral" under the Pledge Agreement shall be convertible into a number of Common Units equal to $100 million divided by the average of the closing sales prices of the Common Units as reported in the Wall Street Journal - Corporate Transactions for the 20 consecutive trading days ending on the date of such notice divided by the number of then Outstanding Class E Units. Immediately prior to any sale, foreclosure in lieu of sale, lease, assignment or other disposal of any Class E Units by NewLP pursuant to
Section 4.04(c) of the Pledge Agreement, the Class E Units shall be converted automatically, and without further action required by the Partnership or its securityholders, other than issuing to NewLP a new Unit certificate for such Common Units, into the number of Common Units as determined above.

         K. The Class E Units will have no other privilege of conversion under any of the provisions of the Partnership Agreement other than as set forth in Section 11(J) hereof. A Class E Unit that has converted into a Common Unit pursuant to Section 11(J) hereof shall be subject to the provisions of Section 6.7(b) of the Partnership Agreement as if the Class E Unit was a Subordinated Unit, provided, however, that U.S. Propane undertakes and agrees to take all actions required under Section 6.7(b) of the Partnership Agreement on or before the close of business after the end of the 10-day period or 2-day period, as applicable, that commences upon receipt by the Partnership from NewLP of the notice given pursuant to Section 4.04(c) of the Pledge Agreement, so that the Common Units into which the Class E Units are converted pursuant to this Section 11(K) may be issued in accordance with Section 6.7(b) of the Partnership Agreement immediately after such 10-day period or 2-day period, as the case may be.

         L. The Class E Units will be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal and

Amendment No. 5--Execution Copy     11
regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.

         M. The General Partner will act as registrar and transfer agent for the Class E Units.

         N. No amendment to Section 11 hereof shall be made without the approval of NewLP during such time as the Pledge Agreement shall be in effect.

         Section 12. Deletion of Section 7.3(c) of the Partnership Agreement.
Section 7.3(c) of the Partnership Agreement is hereby deleted.

         Section 13. Modification of Voting Rights of Certain Common Units. The voting rights of the Common Units to be issued to LaGrange pursuant to the Contribution Agreement (the "LaGrange Common Units") shall be modified from the voting rights that would otherwise be applicable to such Common Units pursuant to the Partnership Agreement such that, with respect to any proposal submitted to the Partnership's securityholders pursuant to Section 3 or Section 7 hereof for a vote or consent, all of the LaGrange Common Units Outstanding as of the record date for such vote or consent shall be deemed to have voted or given consent, without any action necessary on the part of any holder of LaGrange Common Units, (i) in favor of such proposal in the same proportion as all Common Units entitled to vote and Outstanding as of the record date for such vote or consent (excluding the LaGrange Common Units) are voted, or for which consent is given, in favor of such proposal and (ii) against such proposal in the same proportion as all Common Units entitled to vote and Outstanding as of the record date for such vote or consent (excluding the LaGrange Common Units) are voted against such proposal or for which consent to such proposal is affirmatively denied.

         Section 14. Establishment of Terms of Additional General Partner Interest. There is hereby created the Additional General Partner Interest having the following terms and conditions:

         A. The Additional General Partner Interest shall be entitled to the same relative rights and benefits and shall be subject to the same relative obligations and burdens as the general partner interest of the General Partner immediately prior to this Amendment, and to give effect to these terms of the Additional General Partner Interest, the following amendments to the Partnership Agreement are hereby adopted, effective as of the time of the issuance of the Additional General Partner Interest as evidenced by an instrument executed by the General Partner acknowledging the issuance of the Additional General Partner
Interest:

                  (i)      The definition of "Percentage Interest" in Section
                           1.1 is amended (i) to change "1%" to "2%" and to change "99%" to "98%" and (ii) to add the phrase "(other than the Additional General Partner Interest)" after the phrase "Partnership Securities" in clause (c) thereof.

Amendment No. 5--Execution Copy     12

                  (ii) Section 5.2 is amended to change "1/99th" to "2/98th."

                  (iii) Section 6.1(c)(i) is amended (i) to change "99%" to "98%" in each of clauses (B), (C) and (D), (ii) to change "1%" to "2%" in each of clauses (B), (C) and
                           (D), (iii) to change "85.8673%" to "85%," "13.1327%"
                           to "13%" and "1%" to "2%" in clause (E), (iv) to change "75.7653%" to "75%", "23.2347%" to "23%" and
                           "1%" to "2%" in clause (F) and (v) to change
                           "50.5102%" to "50%", "48.4898%" to "48%" and "1%" to
                           "2%" in clause (G).

                  (iv) Section 6.1(c)(ii) is amended (i) to change "99%" to "98%" and "1%" to "2%" in clause (A) and (ii) to change "99%" to "98%" and "1%" to "2%" in clause (B).

                  (v) Section 6.1(d)(iii)(A) is amended to change "1/99th" to "2/98th."

                  (vi) Section 6.4(a) is amended to (i) to change "99%" to "98%" in each of clauses (i), (ii), (iii) and (iv),
                           (ii) to change "1%" to "2%" in each of clauses (i),
                           (ii), (iii) and (iv), (iii) to change "85.8673%" to "85%," "13.1327%" to "13%" and "1%" to "2%" in clause
                           (v), (iv) to change "75.7653%" to "75%", "23.2347%"
                           to "23%" and "1%" to "2%" in clause (vi) and (v) to change "50.5102%" to "50%", "48.4898%" to "48%" and
                           "1%" to "2%" in clause (vii).

                  (vii) Section 6.4(b) is amended to (i) to change "99%" to "98%" in each of clauses (i) and (ii), (ii) to change "1%" to "2%" in each of clauses (i) and (ii), (iii) to change "85.8673%" to "85%," "13.1327%" to "13%"
                           and "1%" to "2%" in clause (iii), (iv) to change "75.7653%" to "75%", "23.2347%" to "23%" and "1%" to
                           "2%" in clause (iv) and (v) to change "50.5102%" to "50%", "48.4898%" to "48%" and "1%" to "2%" in clause
                           (v).

                  (viii) Section 6.5 is amended to change "99%" to "98%" and "1%" to "2%" in each place where such items appear.

                  (ix)     Section 7.9(b) is amended to change "1%" to "2%".

                  (x) Section 11.3(c) is amended (i) to change "99%" to "98%" and "1%" to "2%" and (ii) to change "1/99th" to "2/98th."

         Section 15. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

         Section 16. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

Amendment No. 5--Execution Copy     13

         Section 17. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

                            [SIGNATURE PAGE FOLLOWS]

Amendment No. 5--Execution Copy     14

         IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above. GENERAL PARTNER:

                                        U.S. Propane, L.P.

                                        By: U.S. Propane, L.L.C.
                                            its General Partner

                                        By:_____________________________________
                                           H. Michael Krimbill
                                           President and Chief Executive Officer

                                LIMITED PARTNERS:

         All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

                                    By: U.S. Propane, L.L.C., General Partner of
                                    U.S. Propane, L.P., General Partner, as
                                    attorney-in-fact for all Limited Partners
                                    pursuant to the Powers of Attorney granted
                                    pursuant to Section 2.6 of the Partnership
                                    Agreement.

                                    By:_________________________________________
                                           H. Michael Krimbill
                                           President and Chief Executive Officer

Amendment No. 5--Execution Copy     15